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                               PURCHASE AGREEMENT

                                  BY AND AMONG

                               AIM AIRCRAFT, INC.

                                       AND

                                CYBERCARE, INC.,

                      AIR RESPONSE MEDICAL TRANSPORT CORP.,

                            GLOBAL AIR RESCUE, INC.,

                            GLOBAL AIR CHARTER, INC.

                                       AND

                            AIR RESPONSE NORTH, INC.





                             DATED OCTOBER 19, 2001

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                                TABLE OF CONTENTS

                                                                              PAGE
ARTICLE 1 DEFINITIONS..........................................................  2


ARTICLE 2 PURCHASE AND SALE; CLOSING...........................................  5

      2.1     GAC PURCHASE AND SALE............................................  5
      2.2     AIR RESPONSE PURCHASE AND SALE...................................  5
      2.3     GAR PURCHASE AND SALE............................................  5
      2.4     PAYMENT OF PURCHASE PRICE........................................  5
      2.5     CLOSING..........................................................  7
      2.6     PRORATIONS.......................................................  7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
              SUBSIDIARIES.....................................................  7

      3.1     ORGANIZATION, QUALIFICATION, AND CORPORATE POWER.................  8
      3.2     CAPITALIZATION OF GAC............................................  8
      3.3     NO LIENS ON SHARES; TITLE TO ASSETS..............................  8
      3.4     AUTHORIZATION OF TRANSACTION.....................................  9
      3.5     NONCONTRAVENTION.................................................  9
      3.6     BROKERS' FEES....................................................  9
      3.7     FINANCIAL STATEMENTS.............................................  9
      3.8     SUBSEQUENT EVENTS; CORPORATE TRANSACTIONS........................ 10
      3.9     UNDISCLOSED LIABILITIES.......................................... 11
      3.10    LEGAL COMPLIANCE................................................. 11
      3.11    TAX MATTERS...................................................... 11
      3.12    SUBSIDIARIES..................................................... 13
      3.13    OTHER INTERESTS.................................................. 13
      3.14    PROPERTIES....................................................... 13
      3.15    LICENSES AND PERMITS............................................. 14
      3.16    PATENTS; TRADEMARKS.............................................. 15
      3.17    INSURANCE........................................................ 15
      3.18    EMPLOYEE BENEFITS................................................ 15
      3.19    CONTRACTS........................................................ 17
      3.20    CLAIMS AND PROCEEDINGS........................................... 18
      3.21    PERSONNEL........................................................ 18
      3.22    ACCOUNTS RECEIVABLE; BOOKINGS.................................... 18
      3.23    BANK ACCOUNTS.................................................... 19
      3.24    EQUIPMENT........................................................ 19
      3.25    INTEREST IN COMPETITORS, SUPPLIERS, CUSTOMERS, ETC............... 19
      3.26    INDEBTEDNESS TO AND FROM OFFICERS, DIRECTORS,
              SHAREHOLDERS, AND EMPLOYEES...................................... 19
      3.27    ENVIRONMENTAL MATTERS............................................ 20
      3.28    AGENTS AND POWERS OF ATTORNEY.................................... 20
      3.29    INFORMATION FURNISHED............................................ 21
      3.30    ILLEGAL OR UNAUTHORIZED PAYMENTS; POLITICAL CONTRIBUTIONS........ 21


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      3.31    FEDERALLY FUNDED PROGRAMS........................................ 21
      3.32    EQUITY IN RECEIVABLES............................................ 21

ARTICLE 4 BUYER'S REPRESENTATIONS AND WARRANTIES............................... 21

      4.1     ORGANIZATION..................................................... 21
      4.2     AUTHORIZATION OF TRANSACTION..................................... 21
      4.3     NONCONTRAVENTION................................................. 22
      4.4     BROKERS' FEES.................................................... 22

ARTICLE 5 PRE-CLOSING COVENANTS................................................ 22

      5.1     GENERAL.......................................................... 22
      5.2     NOTICES AND CONSENTS............................................. 22
      5.3     REGULATORY MATTERS AND APPROVALS................................. 22
      5.4     OPERATION OF BUSINESS............................................ 23
      5.5     ACCESS TO INFORMATION............................................ 24
      5.6     NOTICE OF DEVELOPMENTS........................................... 24
      5.7     EXCLUSIVITY...................................................... 24
      5.8     RESTRICTIONS ON TRANSFER......................................... 24
      5.9     AIRCRAFT LEASE AGREEMENT......................................... 24
      5.10    DELIVERY OF INVOICES............................................. 25

ARTICLE 6 POST-CLOSING COVENANTS............................................... 25

      6.1     GENERAL.......................................................... 25
      6.2     LITIGATION SUPPORT............................................... 25
      6.3     COVENANT NOT TO COMPETE.......................................... 25
      6.4     BUYER'S USE OF NAME.............................................. 25
      6.5     ACCOUNTS PAYABLE................................................. 26
      6.6     SECTION 338(H)(10) ELECTION...................................... 26
      6.7     CREDITOR DEMANDS................................................. 27
      6.8     BUYER REPORTS.................................................... 27
      6.9     NEW AIRCRAFT..................................................... 27

ARTICLE 7 CONDITIONS TO OBLIGATION TO CLOSE.................................... 27

      7.1     CONDITIONS TO OBLIGATION OF BUYER................................ 27
      7.2     CONDITIONS TO OBLIGATION OF THE COMPANY AND THE
              SUBSIDIARIES..................................................... 29

ARTICLE 8 SURVIVAL OF REPRESENTATIONS AND WARRANTIES........................... 30

      8.1     SURVIVAL......................................................... 30

ARTICLE 9 [INTENTIONALLY OMITTED].............................................. 31


ARTICLE 10 INDEMNIFICATION..................................................... 31

      10.1    INDEMNIFICATION.................................................. 31
      10.2    LIMITATIONS ON INDEMNIFICATION................................... 31
      10.3    CONDITIONS OF INDEMNIFICATION OF THIRD PARTY CLAIMS.............. 32
      10.4    ARBITRATION...................................................... 33
      10.5    INTEREST......................................................... 34


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      10.6    TAX AUDITS, ETC.................................................. 34

ARTICLE 11 TAX MATTERS......................................................... 35

      11.1    TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE................. 35
      11.2    TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE
              CLOSING DATE..................................................... 35
      11.3    COOPERATION ON TAX MATTERS....................................... 36
      11.4    TAX SHARING AGREEMENTS........................................... 36
      11.5    CERTAIN TAXES.................................................... 36

ARTICLE 12 TERMINATION......................................................... 36

      12.1    TERMINATION OF AGREEMENT......................................... 36
      12.2    EFFECT OF TERMINATION............................................ 37

ARTICLE 13 MISCELLANEOUS....................................................... 37

      13.1    CONFIDENTIALITY.................................................. 37
      13.2    NO THIRD-PARTY BENEFICIARIES..................................... 37
      13.3    ENTIRE AGREEMENT................................................. 37
      13.4    SUCCESSION AND ASSIGNMENT........................................ 37
      13.5    COUNTERPARTS..................................................... 38
      13.6    HEADINGS......................................................... 38
      13.7    NOTICES.......................................................... 38
      13.8    GOVERNING LAW.................................................... 39
      13.9    AMENDMENTS AND WAIVERS........................................... 39
      13.10   SEVERABILITY..................................................... 39
      13.11   EXPENSES......................................................... 40
      13.12   CONSTRUCTION..................................................... 40
      13.13   INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES................ 40
      13.14   SPECIFIC PERFORMANCE............................................. 40
      13.15   APPOINTMENT OF REPRESENTATIVE.................................... 40
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                                          iv
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                        EXHIBITS AND DISCLOSURE SCHEDULES


EXHIBITS

Exhibit A    X    List of Ownerships
Exhibit B    X    Air Response Purchased Assets
Exhibit C    X    Form of Air Response Bill of Sale and Assignment Agreement
Exhibit D    X    GAR Purchased Assets
Exhibit E    X    Form of GAR Bill of Sale and Assignment Agreement
Exhibit F    X    Form of Note
Exhibit G    X    Form of Aircraft Lease Agreement

DISCLOSURE SCHEDULES

Disclosure Schedule 3.1(a)    X    Foreign Qualification
Disclosure Schedule 3.1(b)    X    Directors and Officers of the Company
Disclosure Schedule 3.2       X    Capitalization of GAC
Disclosure Schedule 3.3(b)    X    Security Interests
Disclosure Schedule 3.5       X    Noncontravention
Disclosure Schedule 3.6       X    Brokers' Fees
Disclosure Schedule 3.7       X    Financial Statements
Disclosure Schedule 3.8       X    Subsequent Events; Corporate Transactions
Disclosure Schedule 3.9       X    Undisclosed Liabilities
Disclosure Schedule 3.10      X    Legal Compliance
Disclosure Schedule 3.11(c)   X    Tax Returns
Disclosure Schedule 3.12      X    ARMT Subsidiaries
Disclosure Schedule 3.13      X    Other Interests
Disclosure Schedule 3.14      X    Property
Disclosure Schedule 3.15      X    Authorizations
Disclosure Schedule 3.16      X    Patents and Trademarks
Disclosure Schedule 3.17      X    Insurance
Disclosure Schedule 3.18      X    Employee Benefits
Disclosure Schedule 3.19      X    Contracts
Disclosure Schedule 3.20      X    Claims and Proceedings
Disclosure Schedule 3.21      X    Personnel
Disclosure Schedule 3.22      X    Accounts Receivable and Inventory
Disclosure Schedule 3.23      X    Bank Accounts
Disclosure Schedule 3.24      X    Equipment
Disclosure Schedule 3.25      X    Interest in Competitors, Suppliers,
                                   Customers, etc.
Disclosure Schedule 3.26      X    Indebtedness to and from Officers,
                                   Directors, Shareholders, and Employees
Disclosure Schedule 3.28      X    Agents and Powers of Attorney
Disclosure Schedule 5.9       X    Aircraft Lease


                                       v
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                               PURCHASE AGREEMENT

      This PURCHASE AGREEMENT (the "AGREEMENT") is entered into as of September 30, 2001, by and among AIM AIRCRAFT, INC., a Colorado corporation ("BUYER"); CYBERCARE, INC., a Florida corporation ("CC"); AIR RESPONSE MEDICAL TRANSPORT, INC., a Delaware corporation (the "COMPANY"); Global Air Rescue, Inc., a Delaware corporation ("GAR"); Global Air Charter, Inc., a Florida corporation ("GAC"); and Air Response North, Inc., a Florida corporation ("AIR RESPONSE"). Each of GAR, GAC and Air Response is a wholly owned subsidiary of the Company (collectively the "SUBSIDIARIES"). Each party to this Agreement individually, a "PARTY" and collectively, the "PARTIES."

                                    RECITALS

      A. The Company and the Subsidiaries are together engaged in the business of providing emergency air medical transport services (the "BUSINESS").

      B. The Company owns, as set forth in EXHIBIT A hereto, an aggregate of 7,500 shares of the outstanding common stock of GAC (the "GAC SHARES"), which GAC Shares constitute all of the issued and outstanding shares of capital stock of GAC.

      C. The Company owns, as set forth in EXHIBIT A hereto, an aggregate of 1,500 shares of the outstanding common stock of GAR and 1,000 shares of the outstanding common stock of Air Response, which constitute all of the issued and outstanding shares of capital stock of GAR and Air Response, respectively.

      D. Buyer desires to acquire from the Company and the Company desires to sell to Buyer all of the GAC Shares owned by the Company as set forth on EXHIBIT A hereto, all on the terms and subject to the conditions set forth in this Agreement (the "GAC ACQUISITION").

      E. Buyer desires to acquire certain assets from GAR, and GAR desires to sell such assets to Buyer, all on the terms and subject to the conditions set forth in this Agreement (the "GAR ASSET ACQUISITION").

      F. Buyer desires to acquire certain assets from Air Response, and Air Response desires to sell such assets to Buyer, all on the terms and subject to the conditions set forth in this Agreement (the "AIR RESPONSE ASSET ACQUISITION").

      G. At the direction of the Company and Subsidiaries, Buyer will deliver the purchase price for the GAC Acquisition, GAR Asset Acquisition and Air Response Asset Acquisition to the Company, GAR and Air Response collectively.

      H. After the Closing, Buyer anticipates leasing certain aircraft from Air Response and GAR (the "SERVICES") pursuant to agreements to be executed at the Closing.

      I.  CC owns and controls the Company and the Subsidiaries.

      J. The board of directors of each of Buyer, the Company, CC, GAR, GAC and Air Response has approved and adopted this Agreement and the transactions contemplated hereby.

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                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants in this Agreement, the Parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      "AVAILABLE CASH" means the aggregate dollar value of all amounts actually collected by Buyer during the period commencing on the Closing Date and ending on the initial Determination Date (and thereafter commencing on the day after a Determination Date and ending on the next Determination Date) in respect of new accounts receivable of Buyer arising in connection with services provided after the Effective Date as defined in Section 2.5 herein, less (a) all reasonable amounts actually and internally expended by Buyer, and all amounts, without limitation, actually and externally expended by Buyer, including, without limitation, capital expenses incurred in connection with the GAC Acquisition, the GAR Asset Acquisition and the Air Response Asset Acquisition, after the Effective Date and through the initial Determination Date (and thereafter commencing on the day after a Determination Date and ending on the next Determination Date); (b) all accounts payable of Buyer currently due as of the Determination Date; provided that accounts payable of Buyer shall be considered currently due if such account is in the opinion of Buyer's management, (i) payable within fifteen days after the Determination Date or (ii) likely to be called for payment, by the applicable creditor, within fifteen days after the Determination Date; and (c) all commercially reasonable reserves for other expenditures, including, without limitation, reasonable reserves for capital expenses to be incurred in connection with the GAC Acquisition, the GAR Asset Acquisition and the Air Response Asset Acquisition which, in the reasonable opinion of Buyer's management, may be required within fifteen days after the Determination Date, as well as all amounts that Buyer's management deems necessary to reserve for required or anticipated aircraft purchases, maintenance, repairs or inspections.

      "CLOSING" has the meaning set forth in SECTION 2.5.

      "CLOSING DATE" has meaning set forth in SECTION 2.5.

      "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      "CONTROLLED GROUP OF CORPORATIONS" has the meaning set forth in Code
Section 1563.

      "DETERMINATION DATE" means the fifteenth day of each month, commencing on the fifteenth day of the first full month after the Closing Date.

      "DISCLOSURE SCHEDULES" has the meaning set forth in Article 3.

      "ENVIRONMENTAL LAWS" means any federal, state and local energy, public utility, health, safety and environmental laws, regulations, orders, permits, licenses, approvals, ordinances and

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directives including the Clean Air Act, the Clean Water Act, the Resources
Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), the Occupational Health and Safety Act, the Toxic Substances Control Act and any similar state or local law.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

      "ERISA AFFILIATE" means each trade or business (whether or not incorporated) that together with the Party would be deemed to be a "SINGLE EMPLOYER" within the meaning of Section 4001(b)(1) of ERISA or subsections (b),
(c), (m) or (o) of Section 414 of the Code.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "GOVERNMENTAL AUTHORITY" means the United States of America or any foreign government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any court, tribunal, arbitrator or arbitral body.

      "HAZARDOUS SUBSTANCE" means (a) any "hazardous substance," as defined by CERCLA, (b) any "hazardous waste," as defined by RCRA, or (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance including, but not limited to, asbestos, buried contaminants, regulated chemicals, flammable explosives, radioactive materials, polychlorinated biphenyls, petroleum and petroleum products, within the meaning of any other applicable Law (as defined in Section 3.10) relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste, substance or material, all as amended or hereafter amended.

      "KNOWLEDGE" means a Person's actual knowledge after reasonable investigation, including the knowledge of a particular fact or matter by any director, officer, or employee employed by or serving a Person.

      "LEASE AGREEMENTS" has the meaning specified in SECTION 5.9.

      "LIABILITY" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "MATERIAL ADVERSE CHANGE" means a material adverse change in the Business or the financial condition, operations, customer or employee relations, operations or results of operations of the Company and Subsidiaries, taken as a whole.

      "MATERIAL ADVERSE EFFECT" means a material adverse effect on the Business or the financial condition, prospects, supplier, customer or employee relations, operations or results of operations of the Company and Subsidiaries, taken as a whole.

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      "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "PARTY" has the meaning set forth in the preface of this Agreement.

      "PARTIES" has the meaning set forth in the preface to this Agreement.

      "PENSION PLAN" means an "employee pension benefit plan" (as defined in Section 3(2) of ERISA).

      "PERSON" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency or political subdivision thereof).

      "PROPERTY" means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

      "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialman's, and similar liens, securing payment of sums not yet due and payable (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), payroll unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "TAX RETURN" means any federal, state, local, or foreign return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "TRANSACTION COSTS" means all broker or finder, legal, accounting, tax, consulting and financial advisory and other fees and expenses (including, but not limited to, any transfer taxes, fees and expenses, and the cost of preparing and delivering any notice, consent, authorization, permit, or license) incurred by the applicable Party in connection with this Agreement or the transactions contemplated herein prior to or on the Closing Date.

      "TREASURY REGULATION" OR "TREAS. REG." means the proposed, temporary, and final regulations promulgated under the Code.

      "WELFARE PLAN" means an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA).

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                                    ARTICLE 2
                           PURCHASE AND SALE; CLOSING

      GAC PURCHASE AND SALE. Upon the basis of the representations and warranties, for the consideration, and subject to the terms and conditions hereof, the Company agrees to sell, convey, transfer and deliver to Buyer at the Closing, and Buyer agrees to purchase and accept from the Company at the Closing, all of the GAC Shares free and clear of any and all Security Interests.

      AIR RESPONSE PURCHASE AND SALE. Upon the basis of the representations and warranties, for the consideration, and subject to the terms and conditions hereof, at the Closing Air Response shall, and the Company shall cause Air Response to, sell, transfer, assign and deliver to Buyer, and Buyer shall purchase, free and clear of all Security Interests, all of Air Response's right, title and interest in and to the tangible and intangible assets identified on EXHIBIT B hereto (the "AIR RESPONSE PURCHASED ASSETS"). To evidence the transfer and conveyance contemplated hereby, Air Response and Buyer shall execute and deliver at the Closing a Bill of Sale and Assignment Agreement in substantially the form attached hereto as EXHIBIT C ("AIR RESPONSE BILL OF SALE").

      GAR PURCHASE AND SALE. Upon the basis of the representations and warranties, for the consideration, and subject to the terms and conditions hereof, at the Closing GAR shall, and the Company shall cause GAR to, sell, transfer, assign and deliver to Buyer, and Buyer shall purchase, free and clear of all Security Interests, all of GAR's right, title and interest in and to the tangible and intangible assets identified on EXHIBIT D hereto (the "GAR PURCHASED ASSETS"). To evidence the transfer and conveyance contemplated hereby, GAR and Buyer shall execute and deliver at the Closing a Bill of Sale and Assignment Agreement in substantially the form attached hereto as EXHIBIT E ("GAR BILL OF SALE").

      2.4.  PAYMENT OF PURCHASE PRICE.

            (a) Payment of the Purchase Price for the GAC Shares, the Air Response Purchased Assets and the GAR Purchased Assets shall be paid at Closing by Buyer by (i) delivery to the Company, Air Response and GAR of a promissory note in the principal amount of five million dollars ($5,000,000) (the "NOTE") in substantially the form attached hereto as EXHIBIT F, and (ii) by payment of certain accounts payable of Air Response and GAC as set forth in (b) and (c) below.

            (b) Commencing immediately after the Closing, Buyer will pay the accounts payable of Air Response that arose in the Ordinary Course of Business after the Effective Date ("AIR RESPONSE ACCOUNTS PAYABLE") on a monthly basis; provided, however that Buyer shall only pay such Air Response Accounts Payable until the aggregate dollar value of all such payments equals $1,000,000; provided further, that Buyer shall only pay such Air Response Accounts Payable to the extent of Available Cash. Notwithstanding the foregoing, Available Cash shall be applied to accounts payable of GAC that arose before the Closing ("GAC ACCOUNTS PAYABLE") as well as to Air Response Accounts Payable and Buyer shall decide, in its sole discretion, which particular Air Response Accounts Payable or GAC Accounts Payable will be given priority for payment.

      Anything in the preceding paragraph to the contrary notwithstanding, all funds (which reflect excess of pre-closing receivables over pre-closing borrowing pursuant to the Factoring Agreement between CC, the Subsidiaries and
DVI) shall be received from DVI and be applied, prior to being used for any other purpose, to the Air Response fuel bills incurred prior to Closing and remaining unpaid upon the receipt of such funds from DVI.

      Anything in the preceding paragraphs to the contrary notwithstanding, the Company, CC, and Air Response jointly and severally agree that the Company and Air Response will immediately pay, and CC shall cause the Company and Air Response to pay (or if the Company or Air Response do not, then CC shall pay), any Air Response Accounts Payable that are "Deemed Due" (as defined below), but that have not yet been paid by Buyer pursuant to the preceding paragraph. Any payments made by the Company, Air Response or CC pursuant to the preceding sentence shall be deemed an advance, repayable solely out of Available Cash which becomes available for this purpose prior to the end of the period ending six months after the Closing. After the end of such six month period after the Closing, no such advances by the Company, Air Response or CC shall be repayable or repaid by the Buyer and, further, CC, the Company and Air Response jointly and severally agree that, during the seventh month after the Closing, the Company and Air Response will pay, and CC shall cause the Company and Air Response to pay (or if the Company or Air Response do not, then CC shall pay), any Air Response Accounts Payable that have not yet been paid by Buyer, the Company, Air Response or CC pursuant to this and the preceding paragraphs and Buyer shall have no further liability under this SECTION 2.4(b). For purposes of this Section 2.4, Air Response Accounts Payable shall be "Deemed Due" if such account is currently due under the terms of such account and if demand for payment has been made by the applicable creditor.

            (c) Following any applicable cure period, all of Buyer's obligations pursuant to Section 2.4(b) shall terminate immediately upon the earlier to occur of: (i) the Company's, Air Response's or CC's failure to perform the obligations contemplated by such SECTION 2.4(b), (ii) the Company's, GAR's, Air Response's, or CC's breach of or failure to perform any other material obligation contemplated in this Agreement, including payment of Air Response Accounts Payable, or in any agreement contemplated herein or executed in connection herewith ("Material Uncured Breach") or (iii) the insolvency of, general assignment for the benefit of creditors by, initiation of any proceedings under any state or federal bankruptcy, insolvency, moratorium or reorganization law or regulation by or against, or the appointment of a receiver for, all or any portion of the property of the Company, CC, GAR or Air Response. Notwithstanding the foregoing, A Material Uncured Breach shall be deemed to exist only when the Buyer shall have first provided to the Company, CC, GAR or Air Response, as applicable, written Notice of a material breach and the Company, CC, GAR or Air Response, as applicable, does not cure such breach (or cause such breach to be cured) within five days after the receipt of such Notice; provided, however, that if the Company, CC, GAR or Air Response, as applicable, informs the Buyer in writing within five days after the receipt of such Notice, that it does not agree that there has been a material breach, then the issue of whether there has been a material breach shall be submitted to arbitration pursuant to Section
10.4 of this Agreement and the Company, CC, GAR or Air Response, as applicable, shall have until five days after an adverse decision of the arbitrators has been rendered within which to cure (or cause to be cured) such material default. A failure by the Company, CC, GAR or Air Response, as applicable, to pay the Air Response Accounts Payable or the GAC Accounts Payable shall constitute a material breach.

      2.5. CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the Buyer's office, commencing at 9:00 a.m., local time, on October 19, 2001, or at such other place and time as is agreed upon by the Parties (the "CLOSING DATE"). For all purposes of this Agreement, the Closing shall be treated as being effective as of 5:00 p.m., E.S.T. on September 30, 2001 (the "EFFECTIVE DATE").

      2.6.  PRORATIONS.

            (a) Operation of the Business, the expenses attributable thereto and revenue, up to the Effective Date, shall be for the account of CC, the Company and the Subsidiaries and thereafter for the account of Buyer. However, all expenses that are not specific to a particular flight, but which apply to periods both prior to and after the Effective Date, including, but not limited to, payments on insurance, maintenance contracts, personal property taxes and rent, shall be prorated between the Buyer and CC, the Company and the Subsidiaries, as applicable, as of the Effective Date.

            (b) All revenue attributable to flights landing before the Effective Date shall be the property of CC, the Company and the Subsidiaries, as applicable, and all revenue attributable to flights landing after the Effective Date shall be the property of the Buyer. Any such revenue of CC, the Company and the Subsidiaries, as applicable, collected by or transferred to Buyer prior to or after the Closing, if any, shall immediately be remitted by the Buyer to CC, the Company and the Subsidiaries, as applicable (at the Closing if collected by or transferred to Buyer prior to the Closing). Any such revenue of Buyer collected by or transferred to CC, the Company and the Subsidiaries, as applicable, prior to or after the Closing, if any, shall immediately be remitted by CC, the Company and the Subsidiaries, as applicable, to the Buyer at the Closing or as soon as commercially possible thereafter.

            (c) All expenses attributable to flights landing before the Effective Date shall be the obligation of CC, the Company and the Subsidiaries, as applicable, and if not paid by CC, the Company or the Subsidiaries or the Buyer by the Closing Date shall be considered Air Response Accounts Payable. All expenses attributable to flights landing after the Effective Date shall be the obligation of the Buyer and if paid by CC, the Company and the Subsidiaries will be reimbursed by the Buyer at the Closing.

                                    ARTICLE 3
                        REPRESENTATIONS AND WARRANTIES OF
                        THE COMPANY AND THE SUBSIDIARIES

      The Company and each of the Subsidiaries jointly and severally represent and warrant to Buyer that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3). The disclosure schedules (the "DISCLOSURE SCHEDULES") contemplated by this Article 3 and Article 4 will be arranged to correspond to the numbered and lettered sections contained in this Article 3 and Article 4 and will be delivered concurrently with the execution of this Agreement. Except where the context otherwise requires, all references to "the Company" in this Article 3 are deemed to include the Company and the Subsidiaries.

      3.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. GAC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. CC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. GAR is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Air Response is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. CC, the Company and each Subsidiary is duly authorized to conduct the Business and is in good standing under the laws of each jurisdiction where such qualification is required, except as would not reasonably be expected to have a Material Adverse Effect. All such jurisdictions are listed in DISCLOSURE SCHEDULE 3.1(a). The Company and each Subsidiary has the requisite corporate power and authority necessary to carry on the Business and to own and use the properties owned and used by it and each Subsidiary. DISCLOSURE SCHEDULE 3.1(b) lists the directors and officers of CC, the Company and each Subsidiary. CC, the Company and each Subsidiary has delivered to Buyer correct and complete copies of its articles of incorporation and bylaws (as amended to date). The minute books (containing the records of meetings of the shareholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of CC, the Company and each Subsidiary are correct and complete and have been or will be made available for inspection by the Buyer. Neither CC, the Company nor any Subsidiary is in default under or in violation of any provision of its certificate or articles of incorporation or bylaws.

      3.2 CAPITALIZATION OF GAC. The authorized capital stock of GAC consists of 7,500 shares of common stock, of which 7,500 shares are outstanding and no shares are held in treasury. All of the issued and outstanding GAC Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the Company free and clear of preemptive or similar rights as set forth in EXHIBIT A. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require GAC to issue, sell, or otherwise cause to become outstanding any of its capital stock. Except as set forth in DISCLOSURE SCHEDULE 3.2, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to GAC. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of GAC.

      3.3.  NO LIENS ON SHARES; TITLE TO ASSETS.

            (a) The Company owns the GAC Shares free and clear of any Security Interests, and none of the GAC Shares is subject to any outstanding option, warrant, call, or similar right of any other person to acquire the same, and none of the GAC Shares is subject to any restriction on transfer thereof except for restrictions imposed by applicable federal and state securities laws.

            (b) Each of GAR and Air Response has good title to the GAR Purchased Assets and Air Response Purchased Assets, respectively, free and clear of all Security Interests, except as set forth in DISCLOSURE SCHEDULE 3.3(b). The GAR Purchased Assets and Air Response Purchased Assets include all tangible and intangible assets of GAR and Air Response necessary for the conduct of the Business.

      3.4 AUTHORIZATION OF TRANSACTION. The Company and each Subsidiary has full corporate power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action of the Company and each Subsidiary, and do not require for their validity any other authorization, consent, approval, exemption or other action. This Agreement has been duly and validly executed and delivered by the Company and each Subsidiary and constitutes the valid and legally binding obligation of the Company and each Subsidiary, enforceable against the Company and each Subsidiary in accordance with its terms and conditions.

      3.5 NONCONTRAVENTION. Except as set forth in DISCLOSURE SCHEDULE 3.5, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by the Company or any Subsidiary, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Company, any Subsidiary or the Business is subject (except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect) or any provision of the articles or certificate of incorporation or bylaws of the Company or any Subsidiary; (b) except for such matters as would not reasonably be expected to have a Material Adverse Effect and except as set forth on Disclosure Schedule 3.5, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, concession, joint venture agreement, partnership agreement, association, contract or other arrangement to which the Company or any Subsidiary is a party or by which they are bound or to which any of their assets is subject (or result in the imposition of any Security Interest upon any of their assets). Except as set forth in DISCLOSURE SCHEDULE 3.5, neither the Company nor any Subsidiary is required to give any notice to, make any filing with, or obtain any authorization, consent, qualification, order or approval of any Governmental Authority in connection with the Company's and any Subsidiary's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Buyer will not have to undergo any certification or recertification by any person or entity as a result of the transactions contemplated by this Agreement or its operation of the Business after Closing.

      3.6 BROKERS' FEES. Except as set forth in DISCLOSURE SCHEDULE 3.6, neither the Company nor any Subsidiary has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or GAC (post-Closing) may become liable or obligated to pay.

      3.7 FINANCIAL STATEMENTS. Attached hereto as DISCLOSURE SCHEDULE 3.7 are the following unaudited financial statements of GAC ("FINANCIAL STATEMENTS"):

            (a) balance sheets, dated as of August 31, 2001 and December 31, 2000;

            (b) statements of operations for the 8-month period ended August 31, 2001 and the 12-month period ended December 31, 2000.

The Financial Statements have been prepared from the books and records of GAC (which are themselves complete and accurate) in accordance with GAAP consistently applied, and maintained throughout the periods indicated, and present fairly the financial condition of GAC as at their respective dates and the results of operations for the periods covered thereby.

      3.8   SUBSEQUENT EVENTS; CORPORATE TRANSACTIONS.

            (a) Except as set forth on DISCLOSURE SCHEDULE 3.8, since August 31, 2001 there has not been any Material Adverse Change.

            (b) Without limitation of the foregoing, since August 31, 2001 and except as set forth in DISCLOSURE SCHEDULE 3.8:

                  (i) GAC has not sold, leased, transferred, or assigned any assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business.

                  (ii) Except for this Agreement, GAC has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business or that is otherwise material to GAC or the Business.

                  (iii) GAC has not accelerated, terminated or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses).

                  (iv) GAC has not imposed any Security Interest upon any of its assets, tangible or intangible.

                  (v) GAC has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business.

                  (vi) GAC has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business.

                  (vii) GAC has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation.

                  (viii) GAC has not merged with any other company, consolidated or sold or consented to the sale of any of the material assets of GAC or acquired any material assets outside the Ordinary Course of Business.

                  (ix) there has been no change made or authorized in the articles of incorporation or bylaws of GAC.

                  (x) GAC has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock.

                  (xi) GAC has not increased the compensation or benefits payable to employees other than scheduled increases in the Ordinary Course of Business.

                  (xii) GAC has not made any change in its accounting, collection or payment practices.

                  (xiii) GAC has not committed or agreed to any of the foregoing.

                  (xiv) On the Closing Date, the accounts payable of GAC will not exceed $300,000.

      3.9 UNDISCLOSED LIABILITIES. GAC does not have any Liability, except for (a) Liabilities reflected in the August 31, 2001 balance sheet, (b) Liabilities that have arisen after August 31, 2001 in the Ordinary Course of Business and (c) Liabilities set forth in DISCLOSURE SCHEDULE 3.9.

      3.10 LEGAL COMPLIANCE. Except as set forth in DISCLOSURE SCHEDULE 3.10, (i) the Company and each Subsidiary has been and is in compliance with the provisions of all material laws, rules, regulations, ordinances, orders, judgments and decrees (collectively, "LAWS") applicable to it and to its business, real property or operations, (ii) all Authorizations (as defined in SECTION 3.15) of the Company, the Business and each Subsidiary are in full force and effect, and (iii) neither the Company nor any Subsidiary has been issued or received any citations, notices or orders of non-compliance under any Law within the three-year period immediately preceding the Closing Date. Neither the ownership nor use of the Company's properties or GAR Purchased Assets or Air Response Purchased Assets nor the conduct of the Business conflicts in any material respect with the rights of any other Person, violates or, with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its articles of incorporation or bylaws, as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding or Law to which the Company or any Subsidiary is a party or by which it may be bound or affected. Neither the Company nor any Subsidiary is aware of any proposed Law, governmental taking, condemnation or other proceeding that would be applicable to the Business operations or properties of the Company or any Subsidiary either before or after the Closing Date.

      3.11 TAX MATTERS. Other than as disclosed, t(a) he Company and GAC will file or cause to be filed all Tax Returns that each was required to file in a timely manner. All such Tax Returns were correct and complete. All Taxes owed by the Company or GAC shown on any Tax Return have been paid in a timely fashion. The Company and GAC currently are not the beneficiary of any extension of time within which to file any Tax Return. Neither the Company nor GAC has received written notice from an authority in a jurisdiction where either of them does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on GAC, any of the assets of GAC, its Air Response Purchased Assets, or the GAR Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

            (b) GAC has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder, or other third party.

            (c) The Company and GAC do not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company or GAC either
(i) claimed or raised by any authority in writing or (ii) as to which the Company has knowledge. DISCLOSURE SCHEDULE 3.11(c) lists all Tax Returns filed with respect to GAC, and all income Tax Returns with respect to the Company for taxable periods ended on or after December 31, 1996 and indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and GAC since December 31, 1996.

            (d) The Company and GAC have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (e) No consent under Code Section 341(f) concerning collapsible corporations has been filed for the Company or GAC.

            (f) GAC has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

            (g) GAC has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

            (h) GAC is not a party to any Tax allocation or sharing agreement.

            (i) GAC (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return but (ii) does not have any Liability for the Taxes of any Person (other than GAC) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (j) The unpaid Taxes of GAC (i) did not, as of September 30, 2001, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established under GAAP) set forth in the Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of GAC in filing its Tax Returns.

            (k) GAC will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (B) "closing agreement" as described in Code Section7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) completed contract method of accounting or the percentage of completion-capitalized cost method of accounting; or (F) prepaid amount received on or prior to the Closing Date.

             (l) The Company is not aware of any taxes or fees for which GAC would be liable under SECTION 11.5.

             (m) The transactions contemplated herein are not subject to the tax withholding provisions of subchapter A of Chapter 3 of the Code or of any other provision of law.

             (n) None of the assets of GAC or purchased by Buyer hereunder constitute property that Buyer will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

             (o) None of the assets of GAC or purchased by Buyer hereunder is "tax exempt use property" within the meaning of Section 168(h) of the Code.

             (p) Since inception, GAC has been, and at Closing will be, an accrual basis taxpayer.

      3.12 SUBSIDIARIES. Except as set forth on DISCLOSURE SCHEDULE 3.12, the Company does not directly or indirectly have any subsidiaries or any direct or indirect ownership interests in any Person.

      3.13 OTHER INTERESTS. Except as set forth on DISCLOSURE SCHEDULE 3.13, GAC does not directly or indirectly have any subsidiaries or any direct or indirect ownership interests in any Person.

      3.14   PROPERTIES.

             (a) GAC owns no real property. Attached hereto as DISCLOSURE
SCHEDULE 3.14 is a list containing a description of all of GAC's, GAR's and Air Response's leasehold interests in real property (the "REAL PROPERTY"). Except as expressly set forth on DISCLOSURE SCHEDULE 3.14, such Real Property is free and clear of Security Interests, and is not subject to any rights of way, building use restrictions, exceptions, variances or limitations that interfere with the use of such property in the conduct of the business. All Real Property leases used in the conduct of the Business are described in DISCLOSURE SCHEDULE 3.14, are in full force and effect, and the Subsidiaries (as applicable) hold valid and existing leasehold interests under each of the leases for the terms set forth on such schedule. The Company, CC, or the Subsidiaries (as applicable) have delivered to Buyer complete and accurate copies of all such leases. Neither the Company, CC, nor any of the Subsidiaries (as applicable) has received notice of any default under the leases and neither the Company, CC, nor any of the Subsidiaries (as applicable) are in default under any of the leases. No person has the right to terminate or accelerate performance under or otherwise modify (including upon the giving notice or the passage of time) any of such leases, except in accordance with the provisions thereof. The Real Property, is in good condition and repair, normal wear and tear excepted, and is free from any defects of a material nature. To the Company's, CC's or the Subsidiaries' (as applicable) Knowledge, there are no existing structural defects on any of the properties. The plumbing, mechanical, heating, ventilation, air conditioning, electric wiring and water and sewage systems are in good working order. Except as otherwise set forth on DISCLOSURE SCHEDULE 3.14, the Company, CC, or the Subsidiaries (as applicable) have full and unrestricted legal and equitable title to all such properties and assets. The operation of the Business on the Real Property in the manner in which they are now and have been operated does not violate any zoning ordinances, municipal regulations, or other rules, regulations, or laws. Except as set forth on DISCLOSURE SCHEDULE 3.14, no covenants, easements, rights-of-way, or regulations of record impair the uses of the Real Property for the purposes for which they are now operated in the operation of the Business. The Subsidiaries (as applicable) have not received any notices, demands, or other directives from any governmental bodies with jurisdiction over the Real Property asserting that any current or past use of or condition on or about the Real Property, or any part thereof, may violate any federal, state, or local laws, rules, or regulations (including without limitation, Environmental Law) or any notice stating that any part of the Real Property may be subject to condemnation or similar proceedings. None of the Company, CC, or the Subsidiaries is a "foreign person" as that term is defined in Section 1455 of the Code, as amended, and applicable regulations.

            (b) Set forth on DISCLOSURE SCHEDULE 3.14 is a complete list of (a) each vehicle owned or leased by GAC and (b) each asset of GAC with a book value or fair market value greater than $5,000. GAC has good and marketable title to, or a valid leasehold interest in, all of its assets, including without limitation, the assets listed in DISCLOSURE SCHEDULE 3.14, the assets reflected on the August 31, 2001 balance sheet and all assets used by GAC in the conduct of the Business, subject to no Security Interests, except for minor imperfections of title and encumbrances that do not materially detract from or materially interfere with the present use or value of such assets and Security Interests disclosed in DISCLOSURE SCHEDULE 3.3(b). All facilities, machinery, equipment, fixtures, vehicles and other tangible personal property owned, leased or used by GAC are in good operating condition and repair, normal wear and tear excepted, are reasonably fit and usable for the purposes for which they are being used, will not likely require major overhaul or repair in the foreseeable future, are adequate and sufficient for GAC's business, as presently conducted, and substantially conform with all applicable laws, rules and regulations.

      3.15   LICENSES AND PERMITS.

             (a) Attached hereto as SCHEDULE 3.15 is a list of all federal, state, county, and local governmental licenses, certificates, and permits held or applied for by the Company and the Subsidiaries, including, but not limited to, all FAA licenses and permits ("AUTHORIZATIONS"). The Company and the Subsidiaries have complied in all respects with the terms and conditions of all such Authorizations, and no violation of any such Authorizations or the laws or rules governing the issuance or continued validity thereof has occurred. No additional Authorizations are required from any federal, state, county, or local government agency or body thereof in connection with the operation of the Business.

      3.16   PATENTS; TRADEMARKS.

             (a) Attached hereto as DISCLOSURE SCHEDULE 3.16 is a list and brief description of all patents, patent rights, trademarks, trade names, copyrights, service marks, trade secrets or applications therefor and other proprietary intellectual property rights and computer programs, software and data owned or used by or registered in the name of the Company and any Subsidiary or in which the Company and any Subsidiary has any rights, licenses, or immunities that are related to the Business (collectively, the "INTELLECTUAL PROPERTY"). The Company and the Subsidiaries have furnished Buyer with copies of all license agreements to which the Company or any Subsidiary is a party, either as licensor or licensee, with respect to any Intellectual Property. Except as described on DISCLOSURE SCHEDULE 3.16, the applicable Subsidiary has good and marketable title to or the right to use all such Intellectual Property for the conduct of the Business as presently conducted or operated without the payment of any royalty or similar payment, and such Subsidiary is not infringing on any patent right, trade name, copyright or trademark right of others, and neither the Company nor any Subsidiary has Knowledge of any infringement by others of any such rights owned by any Subsidiary. Neither the Company nor any Subsidiary has granted any licenses, releases, security interests or other rights in or relating to the Intellectual Property.

      3.17 INSURANCE. Attached hereto as DISCLOSURE SCHEDULE 3.17 is a list of all policies of fire, casualty, liability, property or other forms of insurance and all fidelity bonds held by GAC or applicable to the Business, which Schedule sets forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage, deductible amount or self-insured retention amount, limits of coverage and annual premium. Other than as disclosed in DISCLOSURE SCHEDULE 3.8, no event relating to GAC or the Business has occurred that will result in a retroactive upward adjustment of premiums under any such insurance policies applicable to the GAR Purchased Assets, Air Response Purchased Assets and the assets of GAC, or that is likely to result in any prospective upward adjustment in such premiums. Except as otherwise set forth in the Lease Agreements, all of such insurance policies will remain in full force and effect following the transactions contemplated herein. GAC does not have any Liability for which any claim may be made against GAC's or any Subsidiary's property, casualty or liability insurance and no event or circumstance has occurred or arisen that is likely to result in such a claim.

      3.18 EMPLOYEE BENEFITS. (a) DISCLOSURE SCHEDULE 3.18 contains a list and brief description of each Pension Plan, Welfare Plan and each other written plan, arrangement or policy relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or any Company ERISA Affiliate (each, together with the Company, a "COMMONLY CONTROLLED ENTITY") for the benefit of any present or former officers, employees, agents, directors or independent contractors of the Company (all the foregoing being herein called "BENEFIT PLANS"). The Company has delivered to Buyer true, complete and correct copies of (1) each Benefit Plan, (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required by applicable law), (3) the most recent summary plan description (or similar document) for each Benefit Plan for which such a summary plan description is required by applicable law or was otherwise provided to plan participants or beneficiaries and (4) each trust agreement and insurance or annuity contract relating to any Benefit Plan. Each such Form 5500 and each such summary plan description (or similar document) was and is as of the date hereof true, complete and correct in all material respects.

            (b) Each Benefit Plan has been administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA and the Code. There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan.

            (c) None of the Benefit Plans (i) constitutes a "multiemployer plan," as defined in Section 3(37) of ERISA or (ii) has been or is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

            (d) All contributions to, and benefit payments from, the Benefit Plans required to be made in accordance with the terms of the Benefit Plans have been timely made. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from any trust qualified under Section 501(c) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected in the Financial Statements.

            (e) Each Benefit Plan that is a Pension Plan (hereinafter a "COMPANY PENSION PLAN") that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Company Pension Plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked and revocation has not been threatened; no circumstances exist that would adversely affect the tax-qualification of such Company Pension Plan; and such Company Pension Plan has not been amended since the Closing Date of its most recent determination letter in any respect that might materially adversely affect its qualification, materially increase its cost or require security under Section 307 of ERISA. The Company has delivered to Buyer a copy of the most recent determination letter received with respect to each Company Pension Plan for which such a letter has been issued; a copy of any pending application for a determination letter and a list of all Company Pension Plan amendments as to which a favorable determination letter has not yet been received.

            (f) No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan; (2) no "prohibited transaction" has occurred that could subject the Company, any of its employees or a trustee, administrator or other fiduciary of any trust created under any Benefit Plan to the tax or sanctions on prohibited transactions imposed by Section 4975 of the Code or Title I of ERISA; and (3) neither the Company nor any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject the Company or any trustee, administrator or other fiduciary to liability for breach of fiduciary duty under ERISA.

            (g) The list of Welfare Plans in DISCLOSURE SCHEDULE 3.18 discloses whether each Welfare Plan is (i) unfunded, (ii) funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Each such Welfare Plan may be amended or terminated as of the Closing Date. The Company complies in all material respects with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in
Section 5000(b)(1) of the Code.

            (h) No compensation payable by the Company to any of its employees, officers or directors under any existing contract, Benefit Plan or other employment arrangement or understanding (including by reason of the transactions contemplated hereby) will be subject to disallowance under Section 162(m) of the Code.

            (i) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treas. Reg. Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(l) of the Code).

            (j) Except as disclosed on DISCLOSURE SCHEDULE 3.18, with respect to any Employee, the Company has no obligation to contribute to (or any other liability with respect to) any funded or unfunded Welfare Plan, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retirees or current, future or former Employees (including their dependents and spouses) except for limited continued medical benefit coverage for former Employees, their spouses and their other dependents as required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and the Company is in compliance in all material respects with the continued medical and other welfare benefit coverage requirements of COBRA and all other applicable laws. The August 31, 2001 balance sheet reflect all accrued vacation and other benefits for the Company's employees as of the date thereof.

      3.19 CONTRACTS. DISCLOSURE SCHEDULE 3.19 contains a list of all written or oral contracts, commitments, leases, and other agreements (including, without limitation, promissory notes, loan agreements, and other evidences of indebtedness) to which any Subsidiary is a party by which any Subsidiary or their properties are bound pursuant to which the obligations of GAC or the Business thereunder are, or are contemplated as being, $50,000 or more, (collectively, the "CONTRACTS"). GAC has delivered to Buyer a correct and complete copy of each written agreement listed in DISCLOSURE SCHEDULE
3.19 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in DISCLOSURE SCHEDULE 3.19. With respect to each such Contract:

             (a) the Contract is legal, valid, binding, enforceable, and in full force and effect;

             (b) the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

             (c) to the Knowledge of the Company and the Subsidiaries, no party is in breach or default, and no event has occurred which, with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract; and

             (d)  no party has repudiated any provision of the Contract.

      3.20   CLAIMS AND PROCEEDINGS. Except as set forth in DISCLOSURE
SCHEDULE 3.20, there are no actions, suits, legal or administrative proceedings or investigations ("CLAIMS OR PROCEEDINGS") pending or to the Knowledge of the Company and the Subsidiaries, threatened against or relating to GAC, its officers, directors or employees, its properties, assets or business, the GAR Purchased Assets, the Air Response Purchase Assets, the Business or the transactions contemplated by this Agreement, and neither the Company nor the Subsidiaries have Knowledge of any basis for the same. In particular, and without limiting the generality of the preceding sentence, there are no Claims or Proceedings, and to the Knowledge of the Company and the Subsidiaries, no basis for any Claim or Proceeding, arising out of the Business prior to the Closing with respect to patients for whom services were provided by the Company or any Subsidiary prior to Closing, which Claims or Proceedings are or will be based upon any alleged impropriety in charging, billing or receiving payment for the services rendered by the Company or any Subsidiary, except as disclosed in SCHEDULE 3.20.

      3.21 PERSONNEL. Attached hereto as DISCLOSURE SCHEDULE 3.21 is a list of the names and annual rates of compensation of the directors and executive officers of GAC whose annual rates of compensation during fiscal year 2001 (including base salary, bonus, commission and incentive pay) exceed or by December 31, 2001 are reasonably expected to exceed $25,000. The employee relations of GAC are good and there is no pending or threatened labor dispute or union organization campaign. None of the employees of GAC are represented by any labor union or organization. GAC is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and has not engaged in any unfair labor practices.

      3.22   ACCOUNTS RECEIVABLE; BOOKINGS.

             (a) All of the accounts, notes, and loans receivable that have been recorded on the books of GAC are bona fide and represent amounts validly due for services rendered. Except as disclosed on DISCLOSURE SCHEDULE 3.22 hereto (a) all of such accounts, notes, and loans receivable are owned by GAC free and clear of any Security Interest; (b) none of such accounts, notes, or loans receivable is subject to any offsets or claims of offset; and (c) none of the obligors of such accounts, notes, or loans receivable has given notice that it will or may refuse to pay the full amount or any portion thereof. Except for GAC's allowance for bad debts set forth in its balance sheet as of August 31, 2001, which will be established in accordance with GAAP consistent with past practice, all of such accounts, notes and loans receivable will be collectible within 120 days after the Closing Date.

             (b) All of the accounts, notes and loans receivable that are included in either of the GAR Purchased Assets or Air Response Purchased Assets are bona fide and represent amounts validly due for goods sold or services rendered. All of such accounts, notes and loans receivable are owned by GAR or Air Response, as applicable, free and clear of any Security Interest. None of such accounts, notes or loans receivable is subject to any offsets or claims of offset. None of the obligors of such accounts, notes or loans receivable has given notice that it will or may refuse to pay the full amount or any portion thereof. All of such accounts, notes and loans receivable will be collectible within 120 days after the Closing Date.

      3.23 BANK ACCOUNTS. Attached hereto as DISCLOSURE SCHEDULE 3.23 is a list of all banks or other financial institutions with which GAC has an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

      3.24   EQUIPMENT.

             (a) All machinery, equipment and tangible assets of GAC and all of the GAR Purchased Assets and Air Response Purchased Assets are usable by or useful to GAC and the Subsidiaries in the Ordinary Course of Business, and are in adequate operating condition and repair to the extent necessary for the operation of the Business as conducted as of the Closing Date.

             (b) Except as set forth on SCHEDULE 3.24, all fixed wing aircraft have been maintained in an air-worthy condition in accordance with the maintenance requirements of (i) the Federal Aviation Administration (the "FAA") and (ii) the manufacturers of such fixed wing aircraft or such components or equipment (as the case may be).

      3.25 INTEREST IN COMPETITORS, SUPPLIERS, CUSTOMERS, ETC. Except as disclosed in DISCLOSURE SCHEDULE 3.25 hereto, no officer, director, or shareholder of the Company or any Subsidiary or any affiliate of any such officer, director, or shareholder, has any ownership interest in any competitor, supplier, or customer of the Company, the Business or any Subsidiary (other than ownership of securities of a publicly-held corporation of which such person owns, or has real or contingent rights to own, less than one percent of any class of outstanding securities) or any property used in the operation of the Business.

      3.26 INDEBTEDNESS TO AND FROM OFFICERS, DIRECTORS, SHAREHOLDERS, AND EMPLOYEES. Attached hereto as DISCLOSURE SCHEDULE 3.26 is a list and brief description of the payment terms of all indebtedness of GAC to officers, directors, shareholders, and employees of GAC (including draws against commissions) and all indebtedness of officers, directors, shareholders, and employees of GAC owed to GAC, excluding indebtedness for travel advances or similar advances for expenses incurred on behalf of and in the Ordinary Course of the Business and consistent with its past practices. All of such indebtedness is collectible in the Ordinary Course of Business.

      3.27 ENVIRONMENTAL MATTERS. (a) No Real Property of any Subsidiary nor the operations conducted thereon violate any Environmental Laws, nor are there any conditions existing on any such Real Property or resulting from operations conducted thereon that may give rise to any on-site or off-site remedial obligations under any Environmental Law.

             (b) No Real Property of any Subsidiary nor the operations currently conducted thereon or by any prior owner of the Real Property or operation, are subject to any existing, pending or threatened, action, suit, investigation, inquiry or proceeding relating to human health or environmental quality or any Environmental Laws by or before any court or other Governmental Authority.

             (c) All notices and Authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Real Property of any Subsidiary, including without limitation past or present treatment, storage, disposal or release of a Hazardous Substance or solid waste into the environment, have been duly obtained or filed, and the Subsidiaries are in compliance in all material respects with the terms and conditions of all such notices and Authorizations.

             (d) Since the inception of RCRA or any other Environmental Laws having similar requirements, all Hazardous Substances or solid waste generated at any and all Real Property of the Subsidiaries have been transported only by carriers maintaining valid permits under RCRA and any other Environmental Laws and treated and disposed of only at treatment, storage and disposal facilities maintaining valid permits under RCRA and any other Environmental Laws, which carriers and facilities have been and are operating in compliance with such permits and are not the subject of any existing, pending, or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

             (e) The Subsidiaries have not nor has any other Person filed any notice under any Environmental Laws indicating that the Company is responsible for the release into the environment, or the improper storage, of any hazardous or toxic waste, substance or constituent or that any such waste, substance or constituent has been released, or is improperly stored, upon any Real Property of the Subsidiaries.

             (f) No Hazardous Substances or solid waste have been disposed of or otherwise released and there has been no threatened release of any Hazardous Substances on or to any of the Subsidiaries' Real Property.

             (g) The Subsidiaries do not, individually or in the aggregate, otherwise have any known contingent liability in connection with any release of any Hazardous Substance or solid waste into the environment, or the improper storage of any such Hazardous Substance or waste.

      3.28   AGENTS AND POWERS OF ATTORNEY. Except as set forth on DISCLOSURE
SCHEDULE 3.28, GAC has not designated or appointed any person or other entity to act for it or on its behalf pursuant to any power of attorney or agency which is presently in effect.

      3.29 INFORMATION FURNISHED. No representation or warranty made by the Company or any Subsidiary in this Agreement, and no exhibit, certificate, schedule, document, list or instrument prepared, made or delivered, or to be prepared, made or delivered, by or on behalf of the Company or any Subsidiary pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

      3.30 ILLEGAL OR UNAUTHORIZED PAYMENTS; POLITICAL CONTRIBUTIONS. Neither the Company nor any Subsidiary or any of their officers, directors, employees, agents or other representatives or, to the Knowledge of the Company or the Subsidiaries, any other business entity or enterprise with which the Company, the Business or any Subsidiary is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or
(b) to any political organization, or the holder of or any aspirant to any elective or appointive public office, except for personal political contributions not involving the direct or indirect use of funds of the Company or any Subsidiary. Neither the Company nor any Subsidiary has violated any federal or state antitrust statutes, rules or regulations, including without limitation those relating to unfair competition, price fixing or collusion. No part of the Company's or any Subsidiary's compensation is related to the referral, purchasing, leasing, ordering or arranging for services for which payment may be made in whole or in part under Medicare/Medicaid.

      3.31 FEDERALLY FUNDED PROGRAMS. The Company is not, and no Subsidiary is, and at no time has been, excluded from participation in any federally funded health care program, including Medicare or Medicaid. For so long as any Lease Agreements are in effect, the Company and each Subsidiary agree to immediately notify Buyer of any threatened, proposed, or actual exclusion from any federally funded health care program.

      3.32 EQUITY IN RECEIVABLES. Air Response has a valid Security Interest in certain pledged receivables pursuant to that certain Factoring Agreement, which is valued at no less than approximately $300,000.

                                    ARTICLE 4
                   BUYER'S REPRESENTATIONS AND WARRANTIES

      Buyer represents and warrants to the Company and the Subsidiaries that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4).

      4.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Colorado. Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.

      4.2 AUTHORIZATION OF TRANSACTION. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by Buyer have been duly and validly authorized by all requisite corporate action. This Agreement constitutes the valid and legally binding obligation of Buyer enforceable against it in accordance with its terms and conditions.

      4.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of the articles of incorporation or bylaws of Buyer or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject, except in each case for such violations, conflicts, breaches or defaults that do not materially impair Buyer's ability to consummate the transactions contemplated by this Agreement. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

      4.4 BROKERS' FEES. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company or Subsidiaries could become liable or obligated.

                                    ARTICLE 5
                              PRE-CLOSING COVENANTS

      The Parties agree as follows with respect to the period between date of this Agreement and the Closing Date:

      5.1 GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 7).

      5.2 NOTICES AND CONSENTS. Each of the Parties will give any notices to third parties, and will use its reasonable best efforts to obtain any third party consents, that the other party may request in connection with the matters referred to in SECTIONS 3.4 AND 4.2.

      5.3 REGULATORY MATTERS AND APPROVALS. The Parties shall prepare and submit for filing any and all applications, filings, and registrations with, and notifications to, all Governmental Authorities required on the part of the Company, the Business or any Subsidiary for the transactions to be consummated as contemplated by this Agreement. Thereafter, all Parties shall pursue all such applications, filings, registrations, and notifications diligently and in good faith, and shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary for the GAC Acquisition, GAR Asset Acquisition and Air Response Asset Acquisition to be consummated on the Closing Date.

      5.4 OPERATION OF BUSINESS. The Company shall cause each Subsidiary to, and each Subsidiary shall use its best efforts to, preserve substantially intact its business organization and present relationships with its customers, suppliers and employees and to maintain all of its insurance currently in effect. No Subsidiary will, and the Company will not cause or permit any Subsidiary to, take any action that could reasonably be expected to have a Material Adverse Effect on any Subsidiary, the Business, the GAC Acquisition, GAR Asset Acquisition, Air Response Asset Acquisition, GAR Purchased Assets or Air Response Purchased Assets. Without the prior written consent of Buyer, neither the Company nor any Subsidiary will engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, including, without limiting the generality of the foregoing:

             (a) Selling, leasing, transferring, or assigning any assets related to the Business, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business.

             (b) Entering into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business.

             (c) Accelerating, terminating or canceling any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $5,000 to which any Subsidiary is a party or by which it is bound.

             (d) Imposing any Security Interest upon any assets related to the Business, tangible or intangible.

             (e) Making any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business.

             (f) Making any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business.

             (g) Issuing any note, bond, or other debt security or creating, incurring, assuming, or guaranteeing any indebtedness for borrowed money or capitalized lease obligation involving more than $5,000 in the aggregate.

             (h) Merging with any other company, consolidating or selling or consenting to the sale of any of the GAR Purchased Assets, Air Response Purchased Assets or any of the material assets of GAC or acquire any material assets outside the Ordinary Course of Business.

             (i) Authorizing or effecting any change in GAC's articles of incorporation or bylaws.

             (j) Declaring, setting aside, or paying any dividend or making any distribution with respect to GAC capital stock (whether in cash or in kind) or redeem, purchase, or otherwise acquire any of its capital stock.

             (k) Increasing the compensation or benefits payable to employees other than scheduled increases in the Ordinary Course of Business.

             (l) Making and changing accounting, collection or payment practices of GAC or the Business.

             (m) Committing or agreeing to any of the foregoing.

      5.5 ACCESS TO INFORMATION. Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company and the Subsidiaries shall afford to the members, officers, employees, accountants, counsel and other representatives of Buyer, access during normal business hours during the period prior to the Closing Date, to all of the Company's, the Business' and Subsidiaries' properties, books, contracts, commitments and records for the purpose of updating any review of such items performed prior to the date of this Agreement and, during such period, the Company and the Subsidiaries shall make available all other information concerning the Business. All information provided by the Company and the Subsidiaries to Buyer prior to Closing shall be complete and accurate in all respects. No investigation by Buyer shall affect the representations and warranties set forth herein.

      5.6 NOTICE OF DEVELOPMENTS. The Company will give prompt written notice to Buyer of any adverse development in the Business or operations, financial condition or results of operations of any Subsidiary. The Company shall give prompt written notice to Buyer of any adverse development causing a breach of any of the Company's or any Subsidiary's representations and warranties set forth herein. No disclosure by any Party pursuant to this
SECTION 5.6 shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, nor shall a decision to close the transactions contemplated hereby be considered a waiver in respect of any such matter.

      5.7 EXCLUSIVITY. In light of the consideration given by Buyer prior to the execution of this Agreement, the Subsidiaries will not, and the Company will not cause or permit the Subsidiaries to, (a) solicit, initiate, or actively encourage the submission of any proposal or offer from any Person relating to the acquisition of any material equity interest in, or any substantial portion of the assets of, the Business or any Subsidiary (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Company will notify Buyer immediately if any Person makes any proposal or offer with respect to any of the foregoing.

      5.8 RESTRICTIONS ON TRANSFER. Prior to Closing, the Subsidiaries and the Company shall not sell, transfer, pledge or grant a security interest in, or otherwise dispose of or encumber, any of the GAC Shares, GAR Purchased Assets or Air Response Purchased Assets or any ownership interest in any Subsidiary or the Business without the prior written consent of Buyer.

      5.9 AIRCRAFT LEASE AGREEMENT. Air Response shall, and the Company shall cause Air Response to, negotiate in good faith the terms of aircraft lease agreements (the "LEASE AGREEMENTS") in substantially the form of EXHIBIT G for the aircraft described in DISCLOSURE

SCHEDULE 5.9, which aircraft shall be used in the continuing operation of the Business after the Closing.

      5.10 DELIVERY OF INVOICES. Air Response shall, and the Company shall cause Air Response to, deliver to Buyer all invoices related to all Air Response Accounts Payable.

                                    ARTICLE 6
                             POST-CLOSING COVENANTS

      The Parties agree as follows with respect to the period following the
Closing:

      6.1 GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement and the transactions contemplated hereby and by the additional documents referred to herein, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents including instruments of sale, transfer, conveyance, assignment and delivery and such consents, assurances, powers of attorney, subordination agreements and other instruments) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 10). The Company and the Subsidiaries acknowledge and agree that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to GAC, the GAR Purchased Assets and Air Response Purchased Assets.

      6.2 LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving GAC, the GAR Purchased Assets or Air Response Purchased Assets, each of the other Parties will cooperate with such Party and such Party's counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 10 in which case the rights and obligations of the Parties will be determined as set forth in Article 10).

      6.3 COVENANT NOT TO COMPETE. Subject to the terms and conditions herein, for a period of 5 years after the Closing, the Company, GAR and Air Response each agree that it and its affiliates will not, directly or indirectly engage in the business of providing airborne medical transportation services within 100 miles of any facility currently served by the Company, CC, GAC, GAR or Air Response or within 100 miles of any facility served by Buyer after the Closing.

      6.4 BUYER'S USE OF NAME. The Company, GAR and Air Response agree that Buyer may use the words "Air Response" in the name of the entity that Buyer forms to operate the

Business after the Closing or in any trade name that it may adopt to identify the Business after the Closing.

      6.5 ACCOUNTS PAYABLE. The Company and each Subsidiary shall cause the accounts payable of GAC to not exceed $300,000 as of the Effective Date.

      6.6    SECTION 338(H)(10) ELECTION

             (a) BUYER'S DISCRETION. In Buyer's sole discretion, Buyer may make an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) (collectively, a "Section 338(h)(10) Election") with respect to the purchase of GAC under this Agreement and Company agrees to join in any such election and execute any required forms and make any required filings in connection therewith.

             (b) COMPLIANCE WITH FILING REQUIREMENTS. Buyer and Company shall cooperate in the preparation and filing of all Section 338 Forms (as hereinafter defined) in accordance with applicable tax laws and the terms of this Agreement. Company shall execute and deliver to Buyer such documents or forms (including executed Section 338 Forms) as Buyer reasonably requests and are required by any laws in order to properly complete Section 338 Forms at least 20 days prior to the date such Section 338 Forms are required to be filed. Company shall provide Buyer with such information as Buyer reasonably requests in order to prepare the
Section 338 Forms by 30 days after Buyer's request for such information.

             (c) SECTION 338 FORMS. "Section 338 Forms" means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local tax authority in connection with a Section 338(h)(10) Election. Section 338 Forms shall include, without limitation, any "statement of Section 338 election" and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treas. Reg.
Section 1.338-1 or any successor or other provisions.

             (d) MADSP AND ALLOCATIONS. Buyer shall determine (i) the amount of the "modified aggregate deemed sales price" and (ii) the allocations of such amount among the assets of GAC (collectively, the "Allocations"). Buyer shall be under no obligation to have the Allocations prepared or reviewed by an independent appraiser. The Allocations shall be binding upon Buyer and Company unless Company shall, within 15 days of delivery of the Allocations to Company, conclude in good faith that the Allocations are clearly unreasonable and provide notice of such conclusion and the reasons therefor to Buyer, in which event the parties shall endeavor in good faith to agree upon Allocations. Should Buyer and Company not reach agreement within 20 days after Company has provided notice of disagreement to Buyer, the matter shall be submitted to arbitration, which shall be conducted in accordance with the rules of Section 10.4. Such arbitration shall determine (i) whether Company properly concluded that the Allocations determined by Buyer are clearly unreasonable and, if so, (ii) appropriate new Allocations.

             (e) SECTION 338 TAXES. Company agrees that any Tax attributable to the Section 338(h)(10) election shall be paid by Company, as sole shareholder of GAC and will indemnify Buyer against any Taxes to Buyer arising out of any failure of Company to pay such

Taxes. Company will be responsible for the payment of all Taxes on income earned by GAC through the Effective Date based on the closing of the books method.

      6.7 CREDITOR DEMANDS. Buyer shall forward to the Representative (defined in Section 13.15) all demands for payment of Air Response Accounts Payable that Buyer receives.

      6.8 BUYER REPORTS. The Buyer shall, on a monthly basis, forward to the Representative such reports that Buyer's management prepares in the ordinary course of business, as it is directly related to the Agreement and the Business, including the Buyer's monthly balance sheets, profit and loss statements and flight logs.

      6.10 NEW AIRCRAFT. Beginning no later than 30 days after the Closing Date, Buyer will use its best efforts to purchase or lease one Lear 31 aircraft, or aircraft similar in function to the Lear 31 aircraft; such functionality to be determined by the Buyer in the Buyer's sole discretion. In the event Buyer shall not have completed such purchase or lease within one hundred and eighty (180) days from the Closing Date of the Agreement, then Buyer shall place into a mutually acceptable escrow account an amount in U.S. Dollars equivalent to fifteen (15) percent of the then fair market value of a used Lear 36 aircraft.

      6.10 LEASE SECURITY DEPOSITS. Any security deposits paid by The Company, CC, or the Subsidiaries for Leases as described in SECTION 3.14 herein which may be received by the Buyer shall be promptly forwarded to the Company, CC, or the Subsidiaries, as applicable, by the Buyer.

                                    ARTICLE 7
                        CONDITIONS TO OBLIGATION TO CLOSE

      7.1 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

             (a) The Company and the Subsidiaries shall have performed in all material respects all obligations, agreements and covenants contained in this Agreement to be performed and complied with by each of them prior to or at the Closing Date. The representations and warranties of the Company and the Subsidiaries set forth in this Agreement shall be accurate at and as of the Closing Date with the same force and effect as though made on and as of the Closing Date except for any changes resulting from activities or transactions that may have taken place after the date hereof and which are permitted or contemplated by the Agreement or to the extent that any such representation and warranty is expressly made as of another specified date and, as to such representation or warranty, the same shall be true as of such specified date.

             (b) All statutory requirements for the valid consummation by the Company and the Subsidiaries of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals including all of the third-party consents specified in SECTION 3.5, and those of all federal, state and local governmental agencies and regulatory authorities required to be obtained in order to permit the consummation of the transactions contemplated hereby shall have been obtained in form and substance reasonably satisfactory to

Buyer. All approvals of the board of directors of the Company and the Subsidiaries necessary for the execution of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained.

             (c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Buyer to own the capital stock of GAC and to control GAC, or (D) affect adversely the right of Buyer to own the GAR Purchased Assets and Air Response Purchased Assets and to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

             (d) Each of the following shall be true and complete as of the Closing Date (the "FINANCIAL ASSUMPTIONS"):

                  (i) GAC shall have no past due taxes and no liability for any taxes other than current taxes not yet due or payable except as reflected on the August 31, 2001 balance sheet.

                  (ii) GAC's accrued liabilities shall include actual liabilities and a provision for contingent liabilities as required by GAAP.

                  (iii) GAC shall have accrued and recorded all employee benefit costs including, but not limited to, retirement benefits and vacation accruals in the Ordinary Course of Business.

                  (iv) GAC shall not have any obligation accruing after the Closing Date to make 401(k) benefit plan contributions.

                  (v) GAC shall not have accounts payable in excess of $300,000.

             (e) The Company and the Subsidiaries shall have delivered to Buyer a certificate to the effect that each of the conditions specified in SECTIONS 7.1(a)-(d) is satisfied in all respects.

             (f) GAC shall have delivered to Buyer (i) a copy of the articles of incorporation of GAC certified by an appropriate authority of the jurisdiction of its incorporation, (ii) a copy of the bylaws of GAC certified by the Secretary thereof, (iii) a copy of the resolutions of the board of directors of the Company and the Subsidiaries approving the transactions contemplated by this Agreement certified by the secretaries thereof, and (iv) certificates of good standing/existence of the Company and Subsidiaries certified by and appropriate authority of the jurisdiction issuing such certificates.

             (g) Buyer shall be satisfied in all respects with the results of its due diligence in respect of the Subsidiaries and the Business.

             (h) Buyer shall have received the resignations, effective as of the Closing, of each director and officer of GAC other than as described in
Section 7.1(m).

             (i) All indebtedness (if any) owed to GAC by officers, directors and stockholders of GAC shall be repaid at or prior to Closing.

             (j) Buyer shall have obtained all necessary financing for the consummation of the transaction contemplated by this Agreement, on such terms and subject to such conditions as are reasonably satisfactory to Buyer.

             (k) The following additional documents shall be delivered at the Closing by the Company or the Subsidiaries, as appropriate:

                  (i) The stock certificates representing the GAC Shares, accompanied by duly executed stock powers, together with any stock transfer stamps for any transfer taxes required to be paid thereon shall be delivered to Buyer.

                  (ii) GAR and Air Response shall have executed and delivered the GAR Bill of Sale and Air Response Bill of Sale, respectively.

                  (iii) Air Response and GAR shall have executed and delivered the Aircraft Lease Agreements in substantially the form of EXHIBIT G.

Buyer may waive any condition specified in this SECTION 7.1 if it executes a writing so stating at or prior to the Closing.

      7.2 CONDITIONS TO OBLIGATION OF THE COMPANY AND THE SUBSIDIARIES. The obligation of the Company and the Subsidiaries to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

             (a) Buyer shall have performed in all material respects all obligations, agreements and covenants contained in this Agreement to be performed and complied with by it prior to or at the Closing Date. The representations and warranties of Buyer set forth in this Agreement shall be accurate in all material respects at and as of the Closing Date with the same force and effect as though made on and as of the Closing Date except for any changes resulting from activities or transactions which may have taken place after the date hereof and which are permitted or contemplated by the Agreement or to the extent that any such representation and warranty is expressly made as of another specified date and, as to such representation or warranty, the same shall be true as of such specified date.

            (b) All statutory requirements for the valid consummation by Buyer of the transactions contemplated by this Agreement and the Acquisition shall have been fulfilled and all authorizations, consents and approvals including all of the third-party consents specified in SECTION 4.3, and those of all federal, state, local and foreign governmental agencies and regulatory authorities required to be obtained in order to permit the consummation of the Acquisition and the transactions contemplated hereby shall have been obtained in form and substance reasonably satisfactory to the Company and the Subsidiaries unless such failure shall not have a Material Adverse Effect on the ability of Buyer to consummate the transactions contemplated herein. All approvals of Buyer necessary for the execution of this Agreement and the consummation of transactions contemplated hereby shall have been obtained.

             (c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

             (d) Buyer shall have delivered to the Company a certificate to the effect that each of the conditions specified in SECTIONS 7.2(a)-(c) is satisfied in all respects.

             (e) Buyer shall have delivered the Purchase Price in accordance with SECTION 2.4. The Company and the Subsidiaries may waive any condition specified in this SECTION 7.2 if they execute a writing so stating at or prior to the Closing.

             (f) Buyer shall have executed and delivered the GAR Bill of Sale and the Air Response Bill of Sale.

The Company and Subsidiaries may waive any condition specified in this SECTION
7.2 if they execute a writing so stating at or prior to the Closing.

                                    ARTICLE 8
                 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      8.1 SURVIVAL. Each statement, representation, warranty, indemnity, covenant and agreement made by the Subsidiaries and the Company in this Agreement and in any document, Disclosure Schedule, certificate or other instrument or writing delivered by or on behalf of the Subsidiaries or the Company pursuant to this Agreement or in connection herewith shall be deemed the joint and several statement, representation, warranty, indemnity, covenant and agreement of the Company and Subsidiaries. Furthermore, following the Closing, any liability or obligation of GAC arising under this Agreement shall be solely the joint and several liability or obligation of the Company, GAR and Air Response. The Company and each Subsidiary agree that, notwithstanding any examination made by or on behalf of Buyer, the knowledge of Buyer or any of the respective officers, managers, members, employees or agents of Buyer, or the acceptance by any party of any certificate or opinion, in each case with respect to the Company or any Subsidiary, all statements, representations, warranties, indemnities, covenants and agreements made by the Company or the Subsidiaries shall survive the consummation of the transactions contemplated hereby for a period of thirty six months following the Closing Date, except that the representations and warranties made in SECTION 3.11 hereof regarding Taxes,
SECTION 3.17 regarding Employee Benefits matters and SECTION 3.26 regarding Environmental Matters shall survive until the expiration of the applicable statutes of limitations. Notwithstanding anything contained in this Agreement to the contrary, the representations and warranties made in SECTION 3.1 (Organization, Qualification, and Corporate Power), SECTION 3.2

(Capitalization of GAC), SECTION 3.3 (No Liens on Shares; Title to Assets) and SECTION 3.4 (Authorization of Transaction) shall survive indefinitely and claims relating thereto may be brought at any time following the Closing Date. Buyer agrees that, notwithstanding any examination made by or on behalf of the Company or Subsidiaries, the knowledge of the Company or Subsidiaries or any of the respective agents of the Company or Subsidiaries, or the acceptance by any party of any certificate or opinion, in each case with respect to Buyer, all statements, representations, warranties, indemnities, covenants and agreements made by Buyer shall survive the Closing for a period of thirty six months from the Closing Date.

                                    ARTICLE 9
                             [INTENTIONALLY OMITTED]



                                    ARTICLE 10
                                 INDEMNIFICATION

      10.1   INDEMNIFICATION.

             (a) Subject to the terms and conditions of this Article 10, the Company, GAR and Air Response shall indemnify and hold harmless Buyer and each officer, director, and affiliate of Buyer, including without limitation, GAC (post Closing) or any successor of Buyer (collectively, the "BUYER INDEMNIFIED PARTIES") from and against all demands, claims, causes of action, assessments, including Tax audits, losses, damages, liabilities and costs and expenses, including, without limitation, reasonable attorneys' fees and any expenses incident to the investigation or enforcement of this Article 10 (collectively, "LOSSES"), that the Buyer Indemnified Parties may suffer, sustain or become subject to by reason of or arising out of (i) any breach of any covenant or agreement of the Company or the Subsidiaries contained in this Agreement, and
(ii) any inaccuracy in any representation or warranty of the Company or the Subsidiaries contained in this Agreement and in any document, Disclosure Schedule, certificate or other instrument or writing delivered by or on behalf of the Company or the Subsidiaries pursuant to this Agreement or in connection herewith.

             (b) Subject to the terms and conditions of this Article, Buyer shall indemnify and hold harmless the Company, GAR and Air Response and each of their officers, directors and affiliates (collectively, the "COMPANY INDEMNIFIED PARTIES") from and against all Losses that the Company Indemnified Parties may suffer, sustain or become subject to by reason of or arising out of (i) any breach of any covenant or agreement of Buyer contained in this Agreement, (ii) any inaccuracy in any representation or warranty of Buyer contained in this Agreement and in any document, Disclosure Schedule, certificate or other instrument or writing delivered by or on behalf of Buyer pursuant to this Agreement or in connection herewith and (iii) the operation of GAC or Buyer's business, including the use of the GAR Purchased Assets and the Air Response Purchased Assets, after the Closing.

      10.2 LIMITATIONS ON INDEMNIFICATION. The indemnification provided for in SECTION 10.1 hereof shall be subject to the following limitations and conditions:

             (a) No Party shall be liable for any Losses resulting from any inaccuracy in any representation or warranty of any other Party contained in this Agreement unless written notice of entitlement to make a claim (whether or not any monetary Losses have actually been suffered) with respect to such Losses is given on or prior to the expiration of the survival of the particular representation or warranty at issue, as set forth in SECTION 8.1 above.

             (b) In the event that an indemnifying Party is required to make any payment under this Agreement, such indemnifying Party shall promptly pay to the indemnified Party the amount so determined. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Agreement and the portion, if any, theretofore paid shall bear interest as provided in SECTION 10.5(b).

             (c) For purposes of determining the existence of any misrepresentation or breach of any representation or warranty of any Party contained in this Agreement, any requirement in any representation or warranty that an event or fact be to the Knowledge of any Party, "material" or have a "Material Adverse Effect" or constitute a "Material Adverse Change" in order for such event or fact to constitute a misrepresentation or breach of a representation or warranty shall be disregarded.

      10.3 CONDITIONS OF INDEMNIFICATION OF THIRD PARTY CLAIMS. The obligations and liabilities of the parties hereunder with respect to Losses resulting from the assertion of liability by third parties ("THIRD PARTY CLAIMS") shall be subject to the following terms and conditions:

             (a) In the event that Third Party Claim for which the Company, GAR and Air Response would be liable to a Buyer Indemnified Party hereunder, or for which Buyer would be liable to a Company Indemnified Party (the Buyer Indemnified Party or the Company Indemnified Party, as applicable being referred to as the "INDEMNIFIED PARTY" and the indemnifying party in any such event being referred to as the "INDEMNIFYING PARTY"), is asserted against or sought to be collected by a third party, the Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim, specifying to the extent practicable the nature of such Third Party Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Third Party Claim) (the "CLAIM NOTICE"). The Indemnifying Party shall have 30 days from its receipt of the Claim Notice (the "NOTICE PERIOD") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes its liability to the Indemnified Party hereunder with respect to such Third Party Claim, and (ii) if it does not dispute such liability, whether or not it desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim; provided, however, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests; provided further, that the Indemnified Party shall use its reasonable efforts to provide the Indemnifying Party with notice of any such filing and an opportunity to comment thereon. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute such liability and desires to defend against such Third Party Claim, then except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted to a final conclusion in such a manner as to avoid any risk of an Indemnified Party becoming subject to liability for any other matter. If an Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If, in the reasonable opinion of an Indemnified Party, any such Third Party Claim involves an issue or matter that could have an adverse effect on the business, operations, assets, properties or prospects of an Indemnified Party or an affiliate of an Indemnified Party, such Indemnified Party shall have the right to control the defense or settlement of any such Third Party Claim, and its reasonable costs and expenses thereof shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnifying Party disputes its liability with respect to such Third Party
Claim or elects not to defend against such Third Party Claim, whether by not giving timely notice as provided above or otherwise, then the amount of any such Third Party Claim, or, if the same be contested by the Indemnifying
Party or by an Indemnified Party (but the Indemnified Party shall not have any obligation to contest any such Third Party Claim), then that portion thereof as to which such defense is unsuccessful, shall be presumptively deemed to be a liability of the Indemnifying Party hereunder (subject, if the Indemnifying Party has timely disputed liability, to a determination that the disputed liability is covered by these indemnification provisions).

             (b) In the event that an Indemnified Party should have a claim against an Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party; provided, that the failure to so notify shall not limit the Indemnified Party's right to indemnification under SECTION
10.1 unless such failure materially adversely affects the ability of the Indemnifying Party to defend such claim and then only to such extent. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that it disputes such claim, the amount of such claim shall be presumptively deemed a liability of the Indemnifying Party hereunder.

             (c) Nothing herein shall be deemed to prevent an Indemnified Party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand and the estimated amount thereof to the extent then feasible and an Indemnified Party has reasonable grounds to believe that such a claim or demand will be made.

      10.4 ARBITRATION. Subject to all notice and cure periods provided for in this Agreement or in any agreement executed in connection with this Agreement, any dispute between an Indemnified Party and an Indemnifying Party with respect to an Indemnified Party's right to seek indemnification with respect to any Loss pursuant to the provisions of this Article 10, and any determination of what may constitute a Material Uncured Breach as defined in
Section 2.4(c) herein, or which involve issues concerning the failure to pay Air Response Accounts Payable or GAC Accounts Payable shall be resolved by binding arbitration in accordance with the following provisions of this
SECTION 10.4; provided, however, that either the Indemnifying Party or an Indemnified Party may seek injunctive relief or other equitable relief to preserve the status quo pending arbitration.

             (a) An Indemnifying Party or an Indemnified Party may submit any dispute that is subject to arbitration under this SECTION 10.4 by giving written notice to the other Parties to such dispute. Within ten business days after receipt of such notice by such other Parties, the Indemnifying Party shall appoint one arbitrator and an Indemnified Party shall appoint one arbitrator and within ten Business Days thereafter the two arbitrators so appointed shall select a third arbitrator. If the Indemnifying Party or an Indemnified Party shall fail to make such appointment within such 10-day period, the other Party may request the American Arbitration Association ("AAA") to appoint the second arbitrator. The AAA may thereupon appoint the second arbitrator. If the two appointed arbitrators shall fail to select a third arbitrator within said 10-day period, the Indemnifying Party and an Indemnified Party shall mutually select the third arbitrator. If such Parties are unable to agree upon such selection, then such Party may, upon at least five Business Days' prior written notice to the other Party, request the AAA to appoint the third arbitrator. The AAA may thereupon appoint the third arbitrator. All arbitrators shall be experienced in corporate and financial matters and shall be impartial and unrelated, directly or indirectly, so far as employment of services is concerned to any of the Parties or any of their respective Affiliates. The arbitration shall be conducted in Denver, Colorado by a private third party mediation company to be mutually agreed upon by the Parties.

             (b) The three arbitrators shall investigate the facts and shall hold hearings at which the Parties may conduct limited discovery, present evidence and arguments, be represented by counsel and conduct cross examination. The three arbitrators shall render a written decision on the matter presented to them by majority vote as soon as practicable after the appointment of the third arbitrator and in any event not more than 45 days after such appointment. The decision of the arbitrators, which may include equitable relief to enforce the terms of this Agreement or any agreement executed in connection with this Agreement, shall be final and binding on the parties hereto, and judgment upon the decision may be entered in any court having jurisdiction thereof. If the three arbitrators shall fail to render a decision within said 45-day period, either Party may institute such action or proceeding in such court as shall be appropriate in the circumstances and upon the institution of such action, the arbitration proceeding shall be terminated and shall be of no further force and effect. The prevailing Party shall be awarded reasonable attorneys' fees, expert and nonexpert witness costs and expenses, and other costs and expenses incurred in connection with the arbitration, and the fees and costs of the arbitrators shall be borne by the nonprevailing Party unless, in either case, the arbitrators for good cause determine otherwise. In resolving any dispute, the arbitrators shall apply the provisions of this Agreement, without varying therefrom in any respect. The arbitrators shall not have the power to add to, modify or change any of the provisions of this Agreement.

      10.5 INTEREST. If all or part of any indemnification obligation under this Agreement is not paid when due, then the Indemnifying Party shall pay interest to the Indemnified Party on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, at a rate of 10% per annum.

      10.6 TAX AUDITS, ETC. In the event of an audit of a Tax Return of GAC with respect to which a Buyer Indemnified Party might be entitled to indemnification pursuant to this Article 10, Buyer shall have the right to control any and all such audits which may result in the assessment of additional Taxes against GAC and any and all subsequent proceedings in connection therewith, including appeals. The Parties shall cooperate fully in all matters relating to any such audit or other Tax proceeding (including according access to all records pertaining thereto), and will execute and file any and all consents, powers of attorney, and other documents as shall be reasonably necessary in connection therewith. If additional Taxes are payable by GAC as a result of any such audit or other proceeding, subject to the limitations set forth in
SECTION 10.1, the Company, GAR and Air Response shall be jointly and severally responsible for and shall promptly pay all Taxes, interest, and penalties which become due as a result of any such audit.

                                    ARTICLE 11
                                   TAX MATTERS

      The following provisions shall govern the allocation of responsibility as between Buyer and the Company for certain tax matters following the Closing
Date:

      11.1 TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for GAC for all periods ending on or prior to the Closing Date that are filed after the Closing Date other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of the Company or any subsidiary owned by it will include the operations of GAC. The Company shall reimburse Buyer for Taxes of GAC with respect to such periods within 10 days after payment by Buyer or GAC of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established under GAAP) shown on the face of the August 31, 2001 balance sheet.

      11.2 TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of GAC for Tax periods which begin before the Closing Date and end after the Closing Date. The Company shall pay to Buyer within thirty days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes that relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established under GAAP) shown on the face of the August 31, 2001 balance sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and
(b) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of GAC.

      11.3   COOPERATION ON TAX MATTERS.

             (a) The Company and any subsidiaries owned by it shall cooperate fully, as and to the extent reasonably requested by Buyer, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request and expense) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its subsidiaries agree (i) to retain all books and records with respect to Tax matters pertinent to GAC relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, the Company or its subsidiaries, as the case may be, shall allow Buyer to take possession of such books and records.

             (b) The Company and its subsidiaries further agree, upon request by Buyer, to use their commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

             (c) The Company and Buyer further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code Section 6043 and all Treasury Regulations thereunder.

      11.4 TAX SHARING AGREEMENTS. All tax sharing agreements or similar agreements with respect to or involving GAC, if any, shall be terminated as of the Closing Date and GAC shall not be bound thereby or have any liability thereunder.

      11.5 CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any gains or transfer Tax and any similar tax imposed in any state or political subdivision) shall be paid by the Company, GAR and Air Response (for themselves and on behalf of GAC) when due, and the Company, GAR and Air Response will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will join in the execution of any such Tax Returns and other documentation.

                                    ARTICLE 12
                                   TERMINATION

      12.1 TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

             (a) Buyer, on one hand, and the Company and Subsidiaries, on the other hand, may terminate this Agreement by mutual written consent at any time prior to the Closing;

             (b) Buyer may terminate this Agreement by giving written notice to the Company at any time prior to the Closing (i) in the event any Subsidiary or the Company has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Buyer has notified the Company of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (ii) if the Closing shall not have occurred on or before October 22, 2001, by reason of the failure of any condition precedent under SECTION 7.1 (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

             (c) The Company and Subsidiaries may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (ii) if the Closing shall not have occurred on or before October 22, 2001, by reason of the failure of any condition precedent under
SECTION 7.2 (unless the failure results primarily from the Company or the Subsidiaries themselves breaching any representation, warranty, or covenant contained in this Agreement).

      12.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to SECTION 12.1(a), all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party.

                                    ARTICLE 13
                                  MISCELLANEOUS

      13.1 CONFIDENTIALITY. Each Party agrees that it shall, and it shall direct and use its best efforts to cause its officers, directors, shareholders, members, employees, agents and representatives to, keep the existence of this Agreement, the information obtained by it in the course of due diligence in connection herewith and the terms of the transactions contemplated hereby confidential and to not disclose such matters to any third party without the other Party's prior written consent.

      13.2 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      13.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

      13.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of their rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and lenders and (b) designate one or more of its Affiliates to perform its obligations hereunder (in


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


any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

      13.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      13.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      13.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, or by expedited courier, next day delivery, and addressed to the intended recipient as set forth below:

      IF TO BUYER:

      Global Air Charter, Inc.
      7211 South Peoria Street, Suite 200
      Englewood, Colorado 80112
      Attn: David Cohen

      IF TO THE COMPANY OR SUBSIDIARIES,
      TO THE REPRESENTATIVE:

      Arthur Kobrin                             Paul Gerard Johnson, Esq.
      President                                 Assistant General Counsel
      Air Response Medical Transport,           Air Response Medical Transport,
        Corp.                                     Corp.
      2500 Quantum Lakes Drive                  2500 Quantum Lakes Drive
      Suite 100                                 Suite 100
      Boynton Beach, Florida 33426              Boynton Beach, Florida 3426
      Telephone: (561) 742-5113                 Telephone: (561) 742-5117
      Telecopy:  (561) 742-5002                 Telecopy:  (561) 742-5009


Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, electronic mail, messenger service, facsimile or ordinary mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      13.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to its rules of conflict of laws. Buyer, the Company, and the Subsidiaries hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts of the State of Colorado and of any federal court located in the States of Colorado in connection with any actions or proceedings brought against the Company, Buyer, or the Subsidiaries arising out of or relating to this Agreement. In any such action or proceeding, Buyer, the Company, and the Subsidiaries hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that service thereof may be made by certified or registered first class mail directed to Buyer, the Company, or the Subsidiaries, as the case may be, at their respective addresses in accordance with SECTION 13.7 hereof. Notwithstanding the foregoing, any disputes between the Parties hereto concerning the Lease Agreements described in DISCLOSURE SCHEDULE 5.9 shall be resolved by submission to arbitration pursuant to the terms of SECTION 10 herein.

      13.9 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, the Company and the Subsidiaries. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence

      13.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      13.11 EXPENSES. Each of the Parties will bear their own costs and expenses (including legal, fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; it being understood and agreed that CC, the Company, GAR and Air Response will bear GAC's Transaction Costs.

      13.12 CONSTRUCTION. This Agreement shall be construed as though prepared by both parties hereto and shall be construed without regard to any presumption or other rule requiring construction against the party causing an agreement to be drafted. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant

      13.13 INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      13.15 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in SECTION 13.8), in addition to any other remedy to which they may be entitled, at law or in equity.

      13.15  APPOINTMENT OF REPRESENTATIVE.

             (a) Each Subsidiary hereby irrevocably makes, constitutes and appoints the Company as its agent (the "Representative") and authorizes and empowers it to fulfill the role of Representative hereunder. In the event of the resignation of the Representative, the resigning Representative shall appoint a successor either from among the Subsidiaries or another person or entity who shall otherwise be acceptable to Buyer and who shall agree in writing to accept such appointment, and the resigning Representative's resignation shall not be effective until such a successor shall have been appointed. The decisions and actions of any successor Representative shall be, for all purposes, those of the Representative as if originally named herein.

             (b) Each Subsidiary hereby irrevocably makes, constitutes and appoints the Representative as such Person's true and lawful attorney in fact and agent, for such Person and in such Subsidiary's name, (i) to receive all notices and communications directed to such Subsidiary under this Agreement and any agreement or instrument executed or delivered in connection with this Agreement, including, but not limited to, the Note, and to take any action (or to determine to take no action) with respect thereto as it may deem appropriate as effectively as such Subsidiary could act for itself, including without limitation, the settlement or compromise of any dispute or controversy, and (ii) to execute and deliver all instruments and documents of every kind incident to the foregoing to all intents and purposes and with the same effect as such Subsidiary could do, and each such Subsidiary hereby ratifies and confirms as its own act, all that the Representative shall do or cause to be done pursuant to the provisions hereof. All notices and all other communications directed to the Subsidiaries under this Agreement shall be given to the Representative.

             (c) Each Subsidiary irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to the Representative at such Person's address set forth herein.


                 REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date and year first above written.


CYBERCARE, INC.                            AIM AIRCRAFT, INC.



By: /s/ ARTHUR KOBRIN                      By: /s/ DENNIS ROMMEL
   -----------------------------              --------------------------------
Name: Arthur Kobrin                        Name: Dennis Rommel
     ---------------------------                ------------------------------
Its: Treasurer                             Its: President
     ---------------------------                ------------------------------


                                           AIR RESPONSE MEDICAL TRANSPORT CORP.


                                           By: /s/ ARTHUR KOBRIN
                                              --------------------------------
                                           Name: Arthur Kobrin
                                                ------------------------------
                                           Title: President
                                                 -----------------------------



                                           GLOBAL AIR RESCUE, INC.


                                           By: /s/ ARTHUR KOBRIN
                                              --------------------------------
                                           Name: Arthur Kobrin
                                                ------------------------------
                                           Title: President
                                                 -----------------------------



                                           GLOBAL AIR CHARTER, INC.


                                           By: /s/ ARTHUR KOBRIN
                                              --------------------------------
                                           Name: Arthur Kobrin
                                                ------------------------------
                                           Title: President
                                                 -----------------------------



REPRESENTATIVE                             AIR RESPONSE NORTH, INC.
Air Response Medical Transport Corp.


By: /s/ ARTHUR KOBRIN                      By: /s/ ARTHUR KOBRIN
   -----------------------------              --------------------------------
Name: Arthur Kobrin                        Name: Arthur Kobrin
     ---------------------------                ------------------------------
Its: President                             Its: President
     ---------------------------                ------------------------------



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